EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement to Form S-1, Amendment No. 1 (File No. 333-274641) of our audit report dated September 22, 2023, with respect to the balance sheet of Guru App Factory Corp. as of July 31, 2023, and the related statements of operations, changes in stockholder’s equity, and cash flows for the period from March 7, 2023 (inception) through July 31, 2023.

Our report relating to those financial statements includes and emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Spokane, Washington

October 26, 2023